     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1999


                                                      REGISTRATION NO. 333-66241
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               HARRIS CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   34-0276860
                      (I.R.S. Employer Identification No.)

                            1025 WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32919
                                 (407) 727-9100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                             RICHARD L. BALLANTYNE
                               HARRIS CORPORATION
                            1025 WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32919
                                 (407) 727-9100

                                SCOTT T. MIKUEN
                               HARRIS CORPORATION
                            1025 WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32919
                                 (407) 727-9100

  (Name, addresses, including zip code, and telephone numbers, including area code, of agents for service)

                            ------------------------

                                   COPIES TO:

                                  JIM L. KAPUT
                                SIDLEY & AUSTIN
                            ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60603

                               DANIEL M. ROSSNER
                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus

                                  $500,000,000

                                 [Harris Logo]
                                  CORPORATION

                                Debt Securities

       ------------------------------------------------------------------

Harris Corporation intends to offer at one or more times debt securities with a total offering price not to exceed $500,000,000. We will describe the terms of these securities in supplements to this prospectus. You should read the prospectus and the supplements carefully before you invest.

       ------------------------------------------------------------------

THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           [                  ], 1999

                               TABLE OF CONTENTS

                                 PAGE
The Company....................    2
About this Prospectus..........    3
Where You Can Find More
  Information..................    4
Ratios of Earnings to Fixed
  Charges......................    4


                                 PAGE
Use of Proceeds................    5
Description of Debt
  Securities...................    5
Plan of Distribution...........   11
Legal Matters..................   11
Experts........................   12


                           -------------------------

                                  THE COMPANY

     Harris Corporation, along with its subsidiaries, is a worldwide company focused on four core businesses: communications, semiconductors, office systems and equipment, and advanced electronic systems. Our principal executive offices are located at 1025 West NASA Boulevard, Melbourne, Florida 32919, and our telephone number is (407) 727-9100.

     Our four core businesses are carried out through three business sectors and a subsidiary: Communications Sector, Semiconductor Sector, Lanier Worldwide, Inc. and Electronic Systems Sector. We structure each of our operations primarily around the markets it serves. Operating divisions within each of our businesses serve as our basic operating units and have been organized on the basis of technology and markets. For the most part, each operating division has its own marketing, engineering, manufacturing and service organization. The Company produces most of the products it sells, except for a majority of products sold by Lanier Worldwide and certain broadcast products of the Communications Sector, which products are sourced from a variety of manufacturers.

     The markets served and principal products of our business sectors are as follows:

COMMUNICATIONS SECTOR

     Our Communications Sector produces a comprehensive line of communications equipment and systems and application solutions for television and radio broadcast, radio-communication and telecommunication. Its products include:

     - transmitters and studio equipment for analog television and digital television (formerly HDTV),

     - analog and digital AM and FM radio equipment,

     - HF, VHF and UHF radio-communication equipment,

     - air traffic and national law enforcement communication systems,

     - microwave radios and transmission equipment,

     - digital telephone switches,

     - telephone subscriber-loop and test systems equipment, and

     - network management and workforce management systems.

SEMICONDUCTOR SECTOR

     Our Semiconductor Sector produces standard, custom and semi-custom integrated circuits and discrete devices for analog, digital, mixed-signal, and power control and protection applications. Its products are used in signal processing, data acquisition and logic applications for:

     - automotive systems,

     - wireless communications,

     - telecommunication line cards,

     - video and imaging systems,

     - multimedia,

     - industrial equipment,

     - personal computers and computer peripherals, and

     - military and aerospace systems.

LANIER WORLDWIDE, INC.

     Our wholly-owned subsidiary, Lanier Worldwide, Inc., markets, sells, distributes, services, supports and provides supplies for:

     - copying systems,

     - facsimile systems and networks,

     - dictation systems,

     - multi-function devices,

     - optical-based electronic-image management systems,

     - document productivity solutions,

     - continuous recording systems, and

     - computer-based healthcare information management systems.

     Lanier also provides a variety of outsourcing services including:

     - transcription,

     - systems integration,

     - reprographics,

     - litigation support services,

     - binding, and

     - mailroom management.

ELECTRONIC SYSTEMS SECTOR

     Our Electronic Systems Sector designs, develops and produces state-of-the-art electronic, communication and information systems for the defense, air traffic, aerospace, telecommunications, law enforcement and newspaper composition markets. Applications of its technologies and products include:

     - advanced avionics systems,

     - aircraft, spacecraft and missile communications,

     - terrestrial and satellite communication antennas, terminals and networks,

     - command, control, communication and intelligence systems, products and services,

     - global positioning system-based control systems,

     - signal and image processing,

     - weather support systems,

     - electronic warfare simulation,

     - civil and military air traffic control systems, and

     - integrated airport communication and management systems.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not to exceed $500,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     We are not making an offer of the debt securities in any state where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-3863) and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities:

     - Our Annual Report on Form 10-K for our fiscal year ended July 3, 1998;


     - Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended July 3, 1998;



     - Our Quarterly Reports on Form 10-Q for our fiscal quarters ended October 2, 1998 and January 1, 1999;



     - Amendment No. 1 to our Quarterly Report on Form 10-Q/A for our fiscal quarter ended October 2, 1998;



     - Amendment No. 1 to our Quarterly Report on Form 10-Q/A for our fiscal quarter ended January 1, 1999; and


     - Our Current Reports on Form 8-K dated July 14, 1998, August 31, 1998 and September 23, 1998.

     You may request a copy of these filings at no cost, by writing or calling:

   Richard L. Ballantyne
   Secretary
   Harris Corporation
   1025 West NASA Boulevard
   Melbourne, Florida 32919
   (407) 727-9100

     You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:


                            FISCAL YEAR ENDED                                 TWO FISCAL QUARTERS ENDED
-------------------------------------------------------------------------  --------------------------------
JUNE 30, 1994  JUNE 30, 1995  JUNE 30, 1996  JUNE 27, 1997  JULY 3, 1998   JANUARY 2, 1998  JANUARY 1, 1999
-------------  -------------  -------------  -------------  -------------  ---------------  ---------------
    3.56           3.88           4.41           4.48           2.89            3.92             3.31


     For these ratios, earnings include income from continuing operations before income taxes, fixed charges and amortization of interest capitalized (but not interest capitalized during the period). Fixed charges include interest expense (including interest capitalized during the period) plus one-third (the proportion we believe to be representative of the interest factor) of rents. Our earnings and fixed charges include the earnings and fixed charges of Harris Corporation and its subsidiaries on a consolidated basis.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness and additions to working capital.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under an indenture dated as of May 1, 1996 between us and The Chase Manhattan Bank (successor to Chemical Bank) as Trustee. We have summarized selected provisions of the indenture below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the indenture or the debt securities. If you would like more information on the provisions of the indenture you should review the indenture, which we have incorporated by reference as an exhibit to the registration statement for the debt securities.

     In the summary, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

GENERAL

     The debt securities will be unsecured and will rank equally (pari passu) with all our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue.

     The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in (or determined in accordance with) a resolution of our Board of Directors or in a supplement to the indenture relating to that series. (Section 2.03)

     A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

     - the title of the series of debt securities;

     - the total principal amount;

     - the maturity date or dates;

     - the public offering price;

     - the interest rate or rates, if any (which may be fixed or floating), and interest payment dates;

     - the manner of payment of principal and interest and where the debt securities of the series may be exchanged or transferred;

     - whether (and if so, when) the series can be redeemed by us or the holder;

     - whether there will be a sinking fund; and

     - any other terms of the series.

     Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities.

     We may purchase debt securities at any price in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, cancelled or used to satisfy any sinking fund or redemption requirements.

     Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special

United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

FORM AND EXCHANGE OF DEBT SECURITIES

     All debt securities will be fully registered and will be in either book-entry form or in definitive form.

     Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities that will be deposited with DTC, New York, New York or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth in the next paragraph, owners of beneficial interests in a global security (1) will not be entitled to have the debt securities represented by that global security registered in their names, (2) will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and (3) will not be considered the owners or holders of the debt securities under the indenture. We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security.

     If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

CERTAIN RESTRICTIONS

     The restrictions summarized in this Section will apply to all debt securities unless the applicable prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this Section. The following description is not complete. The full text of these restrictions is included in the indenture.

Limitations on Liens

     The debt securities will not be secured. If we or one of our Restricted Subsidiaries incur debt secured by an interest in any Principal Property or any shares of capital stock or debt of a Restricted Subsidiary and the total principal amount of our secured debt (with certain exceptions, including those listed in the next paragraph) would exceed 5% of Consolidated Net Worth, we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our other secured debt.

     The indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 5.11) Among the permitted liens are:

     - purchase money mortgages, including conditional sales and other title retention agreements;

     - liens securing certain construction and improvement loans;

     - existing liens on newly acquired property;

     - liens in connection with government contracts;

     - liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Subsidiary;

     - certain liens in favor of an instrumentality of the United States or any State or any political subdivision thereof to secure indebtedness incurred to finance the acquisition, construction or improvement of the property subject to the lien; and

     - refinancings of certain permitted liens.

Limitations on Sale and Leaseback Transactions

     We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of such facility for a term of more than three years, unless:

     - such property has not been in full operation for more than 120 days prior to such sale or transfer;

     - the Attributable Debt in respect of all such sale and leaseback transactions involving Principal Properties does not exceed 5% of Consolidated Net Worth;

     - we apply the net proceeds of the sale to the redemption of debt securities or the reduction of other Funded Debt in an aggregate principal amount (or the portion of the principal as would have been payable if such debt securities had been accelerated to such date) equal to such net proceeds; or

     - we apply the net proceeds of the sale to the purchase of properties, facilities or equipment to be used for operating purposes. (Section 5.10)

Consolidation, Merger or Sale of Assets

     We may not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of our property and assets to any other corporation:

     - unless the surviving or successor corporation assumes our obligations under the indenture and is not in default under the indenture immediately after the consummation of the transaction; or

     - if, upon the consummation of the transaction any of our property would be subject to any mortgage or other lien (an "additional lien," which excludes previously existing liens and certain liens permitted by Section 5.11) unless, (1) prior to the consummation of the transaction the debt securities are secured by a lien ranking prior to such additional lien or
       (2) the debt securities outstanding immediately after the transaction are equally and ratably secured with (or prior to) any and all obligations, indebtedness and claims secured by the additional lien. (Section 12.01)

     If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 12.02)

Certain Definitions

     The following terms are defined in Section 1.01 of the indenture.

     "Attributable Debt" means, at the time of the determination, the present value (discounted at the lease's implicit rate of interest) of the lessee's obligation for "net rental payments" during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term "net rental payments" means the sum of the rental and other payments required to be paid during the remaining term under any lease, not including, however, any amounts (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

     "Consolidated Net Worth" means the stockholders' equity of Harris Corporation and its consolidated Subsidiaries, as shown on our audited consolidated balance sheet in our latest annual report to stockholders.

     "Funded Debt" means all indebtedness issued, incurred, assumed or guaranteed by us or one of our Restricted Subsidiaries, or for the payment of which we or one of our Restricted Subsidiaries is otherwise primarily or secondarily liable, maturing by its terms more than one year from its date of creation or renewable or refundable at the option of the obligor to a date more than one year from its date of creation.

     "Principal Property" means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned or leased by Harris Corporation or any Subsidiary except any such plant that, in the opinion of our Board of Directors, is not of material importance to the business conducted by Harris Corporation and our Subsidiaries, taken as a whole.

     "Restricted Subsidiary" means any of our Subsidiaries that owns or leases a Principal Property. As noted above, the definition of Principal Property does not include foreign facilities.

     "Subsidiary" means any corporation of which Harris Corporation, or Harris Corporation and one or more Subsidiaries, directly or indirectly own at the time
(1) more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of such corporation, and (2) securities having at such time voting power to elect at least a majority of the members of the board of directors, managers or trustees of such corporation.

EVENTS OF DEFAULT

     "Event of Default" means, with respect to any series of the debt securities, any of the following:

     - failure to pay interest that continues for a period of 30 days after payment is due;

     - failure to make any principal or premium payment when due;

     - failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the outstanding debt securities affected thereby);

     - certain events of bankruptcy, insolvency or reorganization of Harris Corporation; and

     - an event of default within the meaning of another mortgage, indenture or debt instrument that results in indebtedness of Harris Corporation (other than the debt securities) becoming declared due and payable prior to maturity, if such acceleration is not rescinded within 10 days after notice to us from the Trustee (or to us and the Trustee from the holders of at least 25% of the outstanding debt securities). (Section 7.01)

     In general, the Trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The Trustee may withhold notice of any default (except a default in payment of principal of, premium, if any, or interest on any debt security) if the Trustee determines it is in the best interest of the holders of that series to do so. (Section 7.01 and Section 7.07)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities.

     If there is a continuing Event of Default, then the Trustee or the holders of at least 25% of each then outstanding series of debt securities affected by the Event of Default (voting as a single class) may require us to repay the principal and accrued interest on the affected series immediately. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults may be waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of that series. If an Event of Default applies to all outstanding debt securities issued under the indenture, then the holders of those debt securities will be treated as a single class without regard to whether there are several outstanding series. (Section
7.01 and Section 7.06)

     Prior to an Event of Default the Trustee is required to perform only the specific duties stated in the indenture, and after an Event of Default, must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 8.01)

     The Trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. (Section 8.02 and Section 7.06)

SATISFACTION AND DISCHARGE OF INDENTURE

     We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the Trustee money or U.S. Government Obligations sufficient for payment of all principal and interest on those debt securities, when due. However, our obligation to pay the principal of and interest on those debt securities will continue.

     We may discharge obligations as described in the preceding paragraph only if, among other things, we have received an opinion of counsel stating that holders of debt securities of the relevant series (1) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and (2) will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred. (Article Four)

MODIFICATION

     Under the indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of that series. However, no changes to the terms of payment of principal or interest, the premium, if any, payable upon redemption, the amount to be paid upon an acceleration of maturity upon an Event of Default or reducing the percentage required for changes, is effective against any holder without its consent. (Section 11.02)

REPORTS TO TRUSTEE

     We are required to provide the Trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, to the best of the knowledge of the certifying officers, we are in compliance with the requirements of the indenture and that no default exists or identifying the known defaults. (Section 5.13)

REGARDING THE TRUSTEE

     We maintain ordinary banking relationships and credit facilities with a number of banks, including the Trustee, The Chase Manhattan Bank.

                              PLAN OF DISTRIBUTION

     We may sell debt securities through underwriters, dealers or agents or directly to purchasers.

BY UNDERWRITERS

     If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY AGENTS

     We may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions.

DIRECT SALES

     We may sell debt securities directly, without the use of underwriters, dealers or agents.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

     The validity of the offered debt securities will be passed upon for us by Sidley & Austin, Chicago, Illinois. Certain legal matters relating to the offered debt securities will be passed upon for the underwriters by Brown & Wood LLP, New York, New York. Certain matters will be passed upon for us by Scott T. Mikuen, our Finance Counsel and Assistant Secretary.

                                    EXPERTS


     The consolidated financial statements and schedule of Harris Corporation and subsidiaries appearing in Amendment No. 1 to Harris Corporation's Annual Report on Form 10-K/A for the year ended July 3, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the Debt Securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........    $139,000
Printing and engraving expenses.............................      21,000
Accountants' fees and expenses..............................       5,000
Legal fees and expenses.....................................      75,000
Fees and expenses of Trustee................................      18,000
Rating agency fees..........................................     170,000
Miscellaneous...............................................      25,000
                                                                --------
Total.......................................................    $453,000
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify any person who was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his or her duty. Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to in this paragraph, the corporation must indemnify him or her against the expenses which he or she actually and reasonably incurred in connection therewith.

The Registrant's By-Laws provide for indemnification of (among others) the Registrant's current and former directors and officers to the extent, and according to the procedures and requirements, set forth in the DGCL. The Registrant's By-Laws also provide that (a) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the relevant action, suit or proceeding, (b) if such a quorum is not obtainable (or, even if obtainable, at the direction of that quorum), by independent legal counsel selected by the Board of Directors or (c) the shareholders, may authorize indemnification upon a determination that the person to be indemnified acted in good faith and is fairly and reasonably entitled to be indemnified in view of all the circumstances.

As permitted by the DGCL, the Registrant's Restated Certificate of Incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions, or (d) for any transaction from which the director derived an improper benefit.

While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not directors.

As permitted by the DGCL, the Registrant maintains officers' and directors' liability insurance which insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities. In addition, the Registrant has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the full extent allowable under Delaware law.

ITEM 16.  EXHIBITS.


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   1*          Form of Underwriting Agreement.
   4           Indenture, dated as of May 1, 1996, between the Registrant and The Chase Manhattan Bank (successor to Chemical Bank), as Trustee, is hereby incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3,
               Registration No. 333-03111.
   5*          Opinion of Sidley & Austin.
  12*          Statement re computation of ratios of earnings to fixed
               charges for each of the last five fiscal years ended July 3,
               1998.
  12.1         Statement re computation of ratios of earnings to fixed
               charges is hereby incorporated by reference to Exhibit 12 to the Registrant's Quarterly Report on Form 10-Q for the
               fiscal quarter ended January 1, 1999, File No. 1-3863.
  23.1*        Consent of Sidley & Austin (included in Exhibit 5).
  23.2         Consent of Ernst & Young LLP.
  24*          Powers of Attorney.
  25*          Form T-1 Statement of Eligibility of Trustee.


---------------
* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the Debt Securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Debt Securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, HARRIS CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING THIS AMENDMENT ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MELBOURNE, STATE OF FLORIDA, ON THIS 9TH DAY OF APRIL, 1999.


                                      HARRIS CORPORATION

                                      By:         /s/ BRYAN R. ROUB

                                      ------------------------------------------
                                           Bryan R. Roub
                                           Senior Vice President - Chief
                                           Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


               SIGNATURE                                 TITLE                          DATE
               ---------                                 -----                          ----

         /s/ PHILLIP W. FARMER           Chairman of the Board, President and     April 9, 1999
---------------------------------------  Chief Executive Officer (Principal
           Phillip W. Farmer             Executive Officer)

           /s/ BRYAN R. ROUB             Senior Vice President - Chief            April 9, 1999
---------------------------------------  Financial Officer (Principal Financial
             Bryan R. Roub               Officer)

           /s/ ROBERT W. FAY             Vice President - Controller (Principal   April 9, 1999
---------------------------------------  Accounting Officer)
             Robert W. Fay

                   *                     Director
---------------------------------------
             Robert Cizik

                   *                     Director
---------------------------------------
           Lester E. Coleman

                   *                     Director
---------------------------------------
        Alfred C. DeCrane, Jr.

                   *                     Director
---------------------------------------
           Ralph D. DeNunzio

                   *                     Director
---------------------------------------
           Joseph L. Dionne

                   *                     Director
---------------------------------------
            John T. Hartley

                   *                     Director
---------------------------------------
              Karen Katen

                   *                     Director
---------------------------------------
        Alexander B. Trowbridge

 *By: /s/ RICHARD L. BALLANTYNE                                                  April 9, 1999
---------------------------------
      Richard L. Ballantyne
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
       1*      Form of Underwriting Agreement.
     4         Indenture, dated as of May 1, 1996, between the Registrant and The Chase Manhattan Bank (successor to Chemical Bank), as Trustee, is hereby incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3,
               Registration No. 333-03111.
    5*         Opinion of Sidley & Austin.
   12*         Statement re computation of ratios of earnings to fixed
               charges for each of the last five fiscal years ended July 3,
               1998.
    12.1       Statement re computation of ratios of earnings to fixed
               charges is hereby incorporated by reference to Exhibit 12 to the Registrant's Quarterly Report on Form 10-Q for the
               fiscal quarter ended January 1, 1999, File No. 1-3863.
    23.1*      Consent of Sidley & Austin (included in Exhibit 5).
    23.2       Consent of Ernst & Young LLP.
   24*         Powers of Attorney.
   25*         Form T-1 Statement of Eligibility of Trustee.


---------------
* Previously filed.